EXHIBIT 1 - JOINT FILING AGREEMENT

The undersigned hereby agree that the Amendment No. 1 to Schedule 13G with respect to the shares of common stock of Armour Residential REIT, Inc., dated as of January 25, 2011, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:  January 25, 2011

Marblegate Special Opportunities Master Fund, L.P.

By:	Marblegate Special Opportunities GP, LLC, its general partner

By:	/s/ Andrew Milgram
	Name:	Andrew Milgram
	Title:	Managing Partner

Marblegate Special Opportunities GP, LLC

By:	/s/ Andrew Milgram
	Name:	Andrew Milgram
	Title:	Managing Partner

Marblegate Asset Management, LLC

By:	/s/ Andrew Milgram
	Name:	Andrew Milgram
	Title:	Managing Partner

/s/ Andrew Milgram
Andrew Milgram

/s/ Paul Arrouet
Paul Arrouet